Exhibit 99.2

Synchronoss to Divest Digital Experience Platform and Activation
Solutions to iQmetrix

Divesting Digital Assets Allows Increased Focus on Fast Growing Cloud Business

BRIDGEWATER, NJ (March 8, 2022) – Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in cloud, messaging and digital products and platforms, today announced that it has entered into a definitive agreement to sell its Digital Experience Platform (“DXP”) as well as its Activation Solutions (“Activation”) to iQmetrix, a leading provider of telecom retail management software.

The transaction value is approximately $14 million and is expected to close in the second quarter of 2022, subject to the customary closing contingencies and purchaser completing a financing arrangement. This proposed divestiture enables Synchronoss to better focus on high-growth product lines within its Cloud portfolio and strengthens the Company’s balance sheet.

DXP and Activation enable telecom operators and retailers around the globe to create, orchestrate and manage digital experiences across all channels. Using a low-code approach, DXP enables users to easily create, integrate and publish customer journeys and experiences through simple drag-and-drop configurations. Over the coming months Synchronoss will work with iQmetrix to ensure a smooth transition of support for existing customers.

“Our mission at Synchronoss is to develop innovative software platforms that help customers manage their digital content across an array of devices,” said Jeff Miller, President and Chief Executive Officer of Synchronoss. “The sale of DXP and Activation assets provides a benefit to everyone involved. Customers will gain from iQmetrix’s experience as an industry leader in retail and point of sale solutions, while we now have additional capacity to focus on our core growth initiatives.”

“As a trusted provider of intelligent retail management software, iQmetrix is the natural acquirer of choice for the Digital Experience Platform and Activation Solutions,” said Ryan Volberg, President and Chief Executive Officer of iQmetrix. “We’re very excited as this supports our plans to be the number-one enabler of personal connected devices globally. In such a relentlessly changing industry, this is the next big step of many that we’re excited to take to help us create great experiences in the telco space.”

About Synchronoss
Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. That’s why more than 1,500 talented Synchronoss employees worldwide strive each day to reimagine a world in sync. Learn more at www.synchronoss.com.

About iQmetrix
iQmetrix’s intelligent retail management software is designed to power the telecom industry. Our software is built around enabling telecom retailers to deliver a buy-anywhere strategy through multi-channel inventory management and digital retail solutions; make data-driven decisions using powerful reporting; and unify storefronts and digital channels for a consistent customer experience, in-store, online, and anywhere else. For 22 years, we’ve been passionate about helping the leading brands in telecom to grow by providing best-in-class software, services, and expertise that enables them to adapt and thrive. Our solutions powered $16.4 billion in sales last year and are used by 300,000 telecom retail professionals across 1,000-plus clients. iQmetrix is a privately held software-as-a-service (SaaS) company with offices in Canada and the U.S. Learn more at www.iqmetrix.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com